Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Announces Proposed Public Offering of $175 Million of Common Stock

Chapel Hill, N.C., January 5, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced its intention to offer and sell shares of its common stock with an aggregate public offering price of approximately $175 million in an underwritten public offering pursuant to its existing shelf registration statement. The company also intends to grant to the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock sold in the public offering with an aggregate public offering price of $26.25 million.

The company intends to use the net proceeds from the offering to fund the commercial launch of solithromycin in community acquired bacterial pneumonia (CABP) in the U.S., subject to the drug receiving FDA approval for such an indication, research and development activities, including the continued clinical and regulatory development of solithromycin in CABP and gonorrhea and Taksta in acute bacterial skin and skin structure infections (ABSSSI) and also for the chronic oral treatment of refractory infections in bones and joints, working capital and general corporate and administrative expenses. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

J.P. Morgan Securities LLC is acting as lead active book-running manager and Jefferies LLC is acting as joint active book-running manager for the offering.

The securities described above are being offered by Cempra pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by emailing prospectus-eq_fi@jpmchase.com; or from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (877) 547-6340, email: Prospectus_Department@Jefferies.com.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101)

has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also expected to be tested in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to the completion of the proposed public offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds; the costs, timing, enrollment, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our anticipated capital expenditures and our estimates regarding our capital requirements; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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